Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of November 1, 2014 (the “Effective Date”), is made by and between Neurotrope BioScience, Inc., a Delaware corporation (the “Company”), and Dr. Warren Wasiewski (“Executive”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.           Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive to serve as Executive Vice President, Development and Chief Medical Officer. Executive accepts such employment and agrees to undertake and discharge the duties and responsibilities customary to such position as may be prescribed from time to time by the President of the Company (the “President”) or the Board of Directors (the “Board”) of the Company’s parent corporation, Neurotrope, Inc., a Nevada corporation (“Neurotrope”). Throughout the Employment Term (as defined below), Executive shall report to the President. Executive shall devote substantially all of his business time, attention and effort to the performance of his duties hereunder, and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the performance of such duties either directly or indirectly without the prior written consent of the Board, which consent shall not be unreasonably withheld.

             Executive will operate primarily from the Company’s offices in Newark, New Jersey. Executive will be required to travel from time to time as required by the Company, but it is generally expected that Executive will be in the Newark, New Jersey office Monday through Thursday each week.

2.           Term. The term of Executive’s employment pursuant to this Agreement commences on the Effective Date and, unless terminated as set forth in Section 10, shall continue for a period of one (1) year ending on the first anniversary of the Effective Date (the “Initial Term”). Following the Initial Term, this Agreement shall be extended automatically for successive one (1) year periods (each, an “Extension Term”), unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Initial Term or the then-current Extension Term, as applicable, of its intention not to extend the term of the Agreement (termination pursuant to the delivery of such notice by either party, “Non-Renewal”, and the Initial Term and any Extension Term(s), collectively, the “Employment Term”). Notwithstanding the foregoing, Executive shall at all times be considered an “at will” employee (subject to the obligations set forth in this Agreement).

3.           Salary. During each year of the Employment Term, the Company shall pay Executive an annual base salary, before deducting all applicable withholdings required by law, of Three Hundred Twenty-Five Thousand Dollars ($325,000) per year, all salaries payable at the time and in the manner dictated by the Company’s standard payroll policies. During the Employment Term, Executive’s annual base salary may be reviewed at least annually by the Company and may from time to time be adjusted as determined by the President (such annual base salary, including any adjustments pursuant to this Section 3, shall be referred to herein as the “Base Salary”).

4.           Other Compensation and Fringe Benefits. In addition to any executive bonus, retirement, deferred compensation and long-term incentive plans which the Company may from time to time make available to Executive, Executive shall be entitled to the following during the Employment Term:

a.           all Company benefits generally available to the Company’s officers in accordance with the terms of those benefit plans;

b.           all retirement, life, disability, medical and dental plan benefits generally available to the Company’s officers in accordance with the terms of those plans;

c.           immediately upon commencement of the Employment Term, Executive shall, subject to applicable law, become a named insured under the Company’s Directors and Officers (“D&O”) insurance and be entitled to the same coverage under such D&O insurance policy as the Company’s President and Chief Executive Officer; and

d.           an annual incentive bonus of up to fifty percent (50%) of the Base Salary (the “Annual Bonus”) commencing with 2015 to be earned and payable based upon attainment of both corporate and individual annual performance goals as determined by the President after consultation with, and agreement of, Executive. Executive’s performance goals for a year shall be determined and communicated to Executive no later than December 31st of the immediately preceding year (i.e., December 31, 2014 for the 2015 bonus opportunity). The Annual Bonus opportunity may be periodically reviewed and may from time to time be adjusted as determined by the President. The Annual Bonus shall be paid not later than March 15 of the calendar year immediately following the year to which the Annual Bonus relates. Notwithstanding the foregoing, Executive’s performance for the remainder of 2014 shall be considered and any bonus amount for 2014 shall be prorated for the period of time commencing on the Effective Date through December 31, 2014 and paid with any bonus due and payable for performance during 2015.

5.           Signing Bonus. The Company shall pay to Executive an amount equal to One Hundred Two Thousand Eighty-three Dollars and forty cents ($102,083.40) (the “Signing Bonus”). The Signing Bonus shall be paid in twelve (12) equal monthly installments of Eight Thousand Five Hundred Six Dollars and ninety-five cents ($8,506.95), less all applicable taxes and payroll deductions, payable on the Company’s regular payroll dates. The first such installment shall be paid on the Company’s first payroll date that follows the Effective Date and the remaining installments paid on the first regular payroll date each month thereafter; provided that Executive remains an active employee of the Company in good standing on each payment date.

6.           Relocation and Lodging Expense Reimbursement.

a.           Lodging Reimbursement. The Company will reimburse Executive for reasonable, documented expenses associated with lodging expenses incurred during the Employment Term as a result of traveling to and from the Company’s Newark, New Jersey office from Executive’s primary residence in Lancaster, Pennsylvania. Such lodging expenses will be reimbursed promptly upon presentation of appropriate supporting documentation. The total maximum amount of reimbursement under this Section 6(a) for lodging expenses will be Fifteen Thousand Dollars ($15,000) per annum. Notwithstanding the foregoing, the lodging reimbursement contained in this Section 6(a) will no longer be in effect and shall expire nine (9) months from the Effective Date if Executive becomes entitled to any relocation reimbursement in accordance with Section 6(b).

b.           Relocation Reimbursement. The Company will promptly reimburse Executive, up to a maximum of Fifteen Thousand Dollars ($15,000.00) for all qualified moving expenses, as defined under Internal Revenue Service Publication 521, reasonably incurred by Executive in connection with the Executive’s relocation to the Company’s offices in Newark, New Jersey, subject to Executive’s presentation of appropriate supporting documentation. The relocation reimbursement contained in this Section 6(b) will be in effect only if Executive’s move takes place within nine (9) months of the Effective Date.

7.           Equity Incentive Grant. On the date of the Effective Date, Executive will be granted non-qualified stock options under the Neurotrope, Inc. 2013 Equity Incentive Plan (the “Incentive Plan”) to purchase two hundred fifty thousand (250,000) shares of Neurotrope’s common stock (the “Options”). Each of the Options shall have an exercise price equal to the closing price of Neurotrope’s common stock on the OTCBB on the Effective Date, which shall be Executive’s date of hire and shall vest at a rate of 20% per year for five (5) years commencing with the first anniversary of the date of grant (i.e., with respect to fifty thousand (50,000) shares on each anniversary of the Effective Date over five (5) years). The Options shall cease vesting as of the Date of Termination (as defined below). Notwithstanding the foregoing, in the event a Change in Control (as such term is defined in the Incentive Plan) occurs while Executive remains employed by the Company, the unvested Options shall, as the Administrator of the Incentive Plan determines, be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation, or in the event that the successor corporation does not assume or substitute for the Options, the Executive will fully vest in and have the right to exercise all of his outstanding Options.

8.           Vacation. Executive shall be entitled to four (4) weeks of paid vacation per annum, which shall accrue from the Effective Date, to be taken at a time or times acceptable to the Company, having regard to its operations. In addition, Executive shall be entitled to such holidays consistent with the Company’s policies and practices with respect to its officers.

9.           General Expense Reimbursement. The Company shall reimburse Executive for all pre-approved business related expenses incurred in the performance of Executive’s job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

10.           Termination of Employment. The Company or Executive may terminate Executive’s employment at any time and for any reason in accordance with this Section 10. The Employment Term shall be deemed to have ended on the Date of Termination (as defined herein).

a.           Notice of Termination. Any purported termination of Executive’s employment (other than by reason of (i) death or (ii) Non-Renewal) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 24. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Section 10(b)), and, with respect to a termination due to Cause (as that term is defined in Section 10(c)) or Disability (as that term is defined in Section 10(d)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to Disability.

b.           Date of Termination. For purposes of the Agreement, “Date of Termination” shall mean, (i) in the case of termination by reason of Executive’s death, the date of Executive’s death; (ii) in the case of Non-Renewal, the last day of the Initial Term or the then-current Extension Term, as applicable; and (iii) in any other case, the date specified in the Notice of Termination (which date shall not be earlier that the thirtieth (30th) day following the date the Notice of Termination is given except in the case of termination for Cause, for which the Company may give less than thirty (30) days’ notice).

c.           Cause. For purposes of this Agreement, “Cause” shall mean: (i) any material breach of this Agreement by Executive; (ii) any willful or gross neglect by Executive of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence or willful misconduct by Executive in connection with the performance of his duties and responsibilities hereunder; (iv) the commission by Executive of any (A) felony or (B) crime or act of moral turpitude; (v) insubordinate disregard of any lawful direction given to Executive by the President or the Board (provided that any disregard by Executive of such direction that is reasonable or otherwise is accordance with good medical practice shall not be considered to be insubordinate disregard); or (vi) significant failure or significant refusal to comply with the Company’s or Neurotrope’s written policies and procedures as provided to Executive in advance.

d.           Disability. For purposes of this Agreement, “Disability” means Executive is entitled to long-term disability benefits under the Company’s long-term disability plan or policy as in effect on the Date of Termination, or if no such policy exists, Executive’s inability, for a period of at least six (6) consecutive months, to perform the functions, duties and responsibilities which he had been performing for the Company, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, as determined by an independent and licensed medical doctor.

11.           Obligations of the Company upon Termination. Upon the termination of Executive’s employment for any reason or no reason, with or without Cause, he shall be entitled to his accrued but unpaid vacation and the Base Salary through the Date of Termination; any unpaid Annual Bonus for any year prior to the year in which Executive’s employment terminates; any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company to which Executive is a party or in which Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable (collectively, the salary and benefits described in the preceding sentence shall be referred to herein as the “Accrued Benefits”).

a.           Termination by the Company for a Reason Other than Cause. In addition to the Accrued Benefits, if Executive’s employment is terminated during the Employment Term by the Company for a reason other than Cause, provided that Executive executes a full general release in a form satisfactory to the Company, and not revoked during the seven(7) days following delivery of such release, releasing all claims, known or unknown, that Executive may have against the Company, Neurotrope and their affiliates and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following the Date of Termination, then Executive shall be entitled to payment by the Company in a lump sum of an amount equal to six (6) months of the Base Salary; such amount to be paid on the sixtieth (60th) day following the Date of Termination (the “Severance”). The Severance shall be contingent upon Executive’s compliance with Sections 12, 14 and 15. For the avoidance of doubt, notwithstanding anything in this Section 11(a) to the contrary, if Executive’s employment is terminated for any reason set forth in Section 11(b), below, then Executive shall not be entitled to receive the Severance.

b.           Termination by Non-Renewal, Termination by the Company for Cause or by Reason of Death or Disability and Termination by Executive. If Executive’s employment is terminated during the Employment Term (x) by Non- Renewal; (y) by the Company for Cause or due to Executive’s death or Disability; or (z) by Executive for any reason, then Executive shall not be entitled to receive the Severance, and shall only be entitled to the Accrued Benefits. In the event of Executive’s death, all amounts payable to Executive shall be payable to Executive’s estate, and in the event of Executive’s Disability, all amounts payable to Executive shall be payable to Executive or Executive’s legal representative.

12.           Non-Competition and Non-Solicitation Agreement. Executive acknowledges and agrees that: (i) he will be exposed to some of the most sensitive and confidential information possessed by the Company, Neurotrope and their affiliates (the “Company Group”), including strategic plans, marketing plans, information regarding long-term business opportunities and information regarding the development status of specific Company Group products, as well as extensive assessments of the competitive landscape of the industries in which the Company Group competes; and (ii) the aforementioned information represents the product of the Company Group’s substantial investment in research and innovation, is critical to the Company Group’s competitive success, is disclosed to the Company Group’s senior leaders only on a strictly confidential basis, and is not made accessible to the public or to the Company Group’s competitors.

Executive further acknowledges and agrees that the business in which the Company Group is engaged is intensely competitive and that his employment by the Company Group has required, and will continue to require, that he have access to, and knowledge of, confidential information of the Company Group, including, but not limited to, certain or all of the Company Group’s methods, information, systems, plans for acquisition or disposition of products, expansion plans, financial status and plans, customer lists, client data, personnel information and trade secrets of the Company Group.

For and in consideration of this exposure to confidential and sensitive information, and further in consideration of the salary, bonuses, stock and other incentives set forth in this Agreement, Executive agrees that during his employment with the Company Group and for twelve (12) months following the termination of his employment by any party or for any reason, he will not (a) directly or indirectly engage in or associate in the United States with any entity engaging in the business engaged in by the Company Group with respect to neurological disease states that is a competitor of the Company Group; or (b) solicit, for competitive business purposes, any customer, partner, or potential customer or partner of the Company Group.

Executive acknowledges that the Company Group would suffer irreparable harm if he fails to comply with the provisions of this section, and that the Company Group would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees. Executive further acknowledges that enforcement of the covenants in this section is necessary to ensure the protection and continuity of the business and goodwill of the Company Group and that, due to the proprietary nature of the business of the Company Group, the restrictions set forth herein are reasonable as to geography, duration and scope.

13.           Non-Delegation of Executive’s Rights. The obligations, rights and benefits of Executive hereunder are personal and may not be delegated, assigned or transferred in any manner by Executive.

14.           Nondisclosure of Confidential Information. During the course of Executive’s employment with the Company, Executive will have access to certain Confidential Information. Executive agrees to hold in strictest confidence and not to use, except for the benefit of the Company, or except as provided below, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” means any information, without regard to form, relating to the Company’s, Neurotrope’s and their subsidiaries’ and affiliates’ clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilation (including compilations or customer, supplier, or vendor information), programs, products or potential products, clinical or other scientific information, methods, devices, techniques, processes, inventions, improvements, writings, memoranda, reports, drawings, sketches, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company or Neurotrope by third parties that the Company is obligated to maintain as confidential. Confidential Information shall not include any information that: (i) at the time of the disclosure was generally known to the public; or (ii) becomes known to the public through no violation of this Agreement. Confidential Information shall also not include Executive’s (i) general knowledge of customs, practices and trade; and (ii) general skills and experience. In the event that Executive becomes legally compelled to disclose any Confidential Information, Executive shall provide the Company with prompt written notice of such requirement prior to any disclosure and Executive will, at the Company’s expense, reasonably cooperate with the Company in any attempt by the Company to seek to obtain a protective order or other remedy that seeks to prevent such disclosure.

15.           Non Solicitation of Employees and Contractors. Executive agrees that while Executive is employed with the Company Group, and for one (1) year after Executive’s employment with the Company Group terminates for any reason, Executive shall not, directly or indirectly, whether on behalf of Executive or others, solicit, lure, attempt to hire away or hire any individual who Executive knows, at the time of such solicitation, luring, or attempt to hire or hire, is or, within six (6) months prior to the date of such solicitation, luring, or attempt to hire aware or hire, was an employee of or independent contractor providing services to the Company Group.

16.           Proprietary Rights. Executive assigns all of Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by Executive, either alone or in conjunction with others, during the Employment Term and related to the Company’s business to the Company or its nominee. Whenever reasonably requested to do so by the Company, Executive, at Company’s expense, shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of the Company and its affiliates therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvement or copyrightable works initiated, conceived or made by Executive during the Employment Term; and Executive shall not be entitled to receive any additional compensation in connection with the fulfillment of such obligations.

17.           Return of Company Property. Upon termination of Executive’s employment for any reason or earlier, upon the Company’s request, Executive shall promptly return to the Company all Property (as defined herein) that has been entrusted or made available to Executive by the Company. For purposes of the Agreement, “Property” means all records, files, electronic storage media, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software, equipment and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment with the Company and, if applicable, any of its affiliates (and any duplicates of any such property), which relate to the Company or its affiliates, or the Company’s or its affiliates’ business, products or services.

18.           Remedies. In the event of a breach or threatened breach by Executive of any provision of Sections 12, 14 or 15, Executive consents and agrees that the Company is entitled to seek injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from breaching this Agreement. The aforementioned equitable relief shall be in addition to, not in lieu of, the right of the Company to claim and recover damages in addition to injunctive relief.

19.           Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.

20.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall be brought in a court of competent jurisdiction in the State of New Jersey.

21.           Successors. This Agreement shall inure to the benefit of the Company and its permitted successors and assign. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

22.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.           Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a count to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set for the herein by the parties themselves in the modified form.

24.           Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To the Company:

Neurotrope BioScience, Inc.
50 Park Place
Newark, New Jersey 07102

To Executive:

Dr. Warren Wasiewski
2051 Waterford Drive
Lancaster, Pennsylvania 17601

25.           Waiver or Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

26.           Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

27.           Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall be exempt from or comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to be exempt from or satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A. Without limiting the generality of the foregoing, for all purposes under this Agreement, reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treasury Regulation Section 1.409A-1(h), as uniformly applied by the Company) with the Company. In the event that Executive is, at the Date of Termination, a “specified employee” within the meaning of Code Section 409A and any related regulations, no amount which is nonqualified deferred compensation subject to such Code Section 409A and regulations shall be paid to Executive prior to the date which is six (6) months after Executive’s separation from service. If the payments are delayed as a result of the previous sentence, than on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

28.           Survival. Executive hereby acknowledges that obligations under Sections 12, 14, and 15 shall survive the termination of Executive’s employment and of the Employment Term and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein. Additionally, upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29.           Acknowledgment of Full Understanding. Executive acknowledges and agrees that he has fully read, understands, and voluntarily enters into this Agreement. Executive acknowledges and agrees that he has had an opportunity to ask questions and consult with an attorney of his choice prior to signing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ Charles S. Ramat

Its:	President

/s/ Warren W. Wasiewski
Dr. Warren Wasiewski

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